AMENDED AND RESTATED SERVICES AGREEMENT

This Agreement is made as of this 17th day of February 2011, by and between MADISON INVESTMENT ADVISORS, LLC, a Wisconsin limited liability company having its principal place of business in Madison, Wisconsin (“MIA”), and MADISON MOSAIC EQUITY TRUST, a Massachusetts business trust created pursuant to a Declaration of Trust filed with the Clerk of the City of Boston, Massachusetts (the “Trust”).

The parties hereto, intending so to be legally bound, agree with each other as follows:

1. Provision of Services. MIA hereby undertakes to provide the Trust with such operational support services as it may require in the conduct of its business, to the extent which MIA (or any other person), acting as the Trust’s investment adviser, has not undertaken to provide such services. Such services may include the functions of shareholder servicing agent and transfer agent, bookkeeping and portfolio accounting services, the handling of telephone inquires, cash withdrawals and other customer service functions (including processing and monitoring wire transfers), and providing to the Trust appropriate supplies, equipment and ancillary services necessary to the conduct of its affairs. Such services may also include providing or arranging for and making reimbursable expenditures with respect to any activities intended to be financed by the Trust pursuant to a Plan of Distribution adopted by the Trust under Rule 12b-1 of the Investment Company Act of 1940, as amended (the “1940 Act”). The Trust hereby engages MIA to provide it with such services.

2. Scope of Authority. MIA shall be at all times, in the performance of its functions hereunder, subject to any direction and control of the Trustees of the Trust and of its officers, and to the terms of its Declaration of Trust and By-Laws, except only that it shall have no obligation to provide to the Trust any services that are clearly outside the scope of those contemplated in this Agreement. In the performance of its duties hereunder, MIA shall be authorized to take such action not inconsistent with the express provisions hereof as it deems advisable. It may contract with other persons to provide to the Trust with any of the services contemplated herein under such terms as it deems reasonable and shall have the authority to direct the activities of such other persons in the manner it deems appropriate.

3. Other Activities of MIA.

(a)  MIA and any of its affiliates shall be free to engage in any other lawful activity, including the rendering to others of services similar to those to be rendered to the Trust hereunder; and MIA or any interested person thereof shall be free to invest in the Trust as a shareholder, to become an officer or Trustee thereof if properly elected, or to enter into any other relationship with the Trust approved by the Trustees and in accordance with law.

(b)  MIA agrees that it will not deal with the Trust in any transaction in which MIA acts as a principal, except to the extent as may be permitted by the terms of this Agreement. The records MIA maintains on behalf of the Trust are the sole property of the Trust and will be surrendered promptly to the Trust upon its request pursuant to Rule 31a-3 of the 1940 Act.

4. Compensation to MIA.

(a)  Except as provided below, the Trust shall not bear any costs associated with its operations, and instead, MIA shall be responsible for all such costs, whether paid directly by MIA on behalf of the Trust or paid through reimbursement to the Trust.  In exchange therefor, MIA shall be entitled to a services fee from the Trust, as described below (the “Services Fee”).

(b) The Trust shall pay to MIA a Services Fee for all services provided to each series of the Trust hereunder, including, by way of example and not limitation, transfer agency services, portfolio and shareholder accounting services, and fund administration services.  The Services Fee shall also include any fees and expenses relating to payment to the Trust’s independent Trustees, the Trust’s independent public accountants, the Trust’s legal counsel and legal counsel to the independent Trustees, as compensation for their services, including reasonable out-of-pocket expenses associated therewith.  The Services Fee shall not include, however, any fees and expenses relating to portfolio holdings (e.g., brokerage commissions, interest on loans, etc.); extraordinary and non-recurring fees and expenses (e.g., costs relating to the line of credit the Trust maintains with its custodian); or the costs associated with investment by the Trust in other mutual funds or money market funds (i.e., acquired fund fees).

 (c) The Services Fee shall be calculated daily, based on the ending daily net assets of the applicable series of the Trust, and payable monthly, as of the last day of the month, and shall be the sum of the daily fees calculated as one-three hundred sixty-fifth (1/365), except in leap years one-hundred sixty-sixth (1/366), of the annual fee. The Services Fee for each series of the Trust, which is set forth below, may not be raised without approval by the Trustees.  MIA may, however, lower its fees at any time, which lower fees must be ratified by the Trustees. Once lowered, MIA may not raise the fees without approval by the Trustees. Nothing herein prevents MIA from waiving any or all of its fees hereunder at any time.

Series	Annual Service Fee
Investors Fund	0.35%
Mid-Cap Fund	0.50% on the first $150 million of net assets, and 0.47% on net assets in excess of $150 million
Small/Mid Cap Fund	0.50%
Disciplined Equity Fund	0.24% on the first $100 million of net assets, and 0.20% on net assets in excess of $100 million
Balanced Fund	0.50%
Madison Institutional Equity Option Fund	*
___________
* The fee and other details relating to this fund are set forth in a separate agreement.

(d)  Notwithstanding sub-paragraph (c) above, with regard to the Investors Fund, the Services Fee plus the investment advisory fee payable to MIA under a separate Investment Advisory Agreement (as described in Section 5 below) shall be capped at 0.99% (annualized) of the Fund’s net assets.  This fee cap shall remain in effect until

April 30, 2012, but may be changed or discontinued at any point thereafter, so long as such change is approved by the Board of Trustees as provided in Section 9 herein.  If Fund assets exceed $100 million at any point in time, the parties understand and agree that this fee cap is subject to re-negotiation (and approval by the Trustees).

(e)  Notwithstanding sub-paragraph (c) above, with regard to the Disciplined Equity Fund, the Services Fee on the first $100 million of net assets shall be shall be reduced by 0.03% (annualized).  This fee waiver shall remain in effect until April 30, 2012, but may be changed or discontinued on or after such date, so long as such change is approved by the Board of Trustees as provided herein.  If Fund assets decrease below $100 million at any point in time, the parties understand and agree that the Services Fee payable by the Fund is subject to re-negotiation (and approval by the Trustees).

5. Relationship to Investment Adviser. It is understood by the parties hereto that concurrently with the execution of this Agreement, the Trust has entered into an Investment Advisory Agreement with MIA in its separate capacity as the investment adviser to the Trust pursuant to which MIA will provide management services to the Trust and administer its affairs. If, at any time, MIA ceases to act as investment adviser to the Trust under terms substantially similar to those of the Investment Advisory Agreement, then this Agreement shall immediately terminate as of a date 30 days from the date of such event, unless within such 30-day period MIA gives written notice to the Trust that it waives such termination.  The Trust specifically acknowledges and accepts the separate capacities in which MIA is to provide services hereunder and under the Investment Advisory Agreement.

6. Limitation of MIA’s Liability. Except as required by applicable federal securities law and regulation, MIA shall not be liable for any loss incurred in connection with any of its services hereunder, nor for any action taken, suffered or omitted and believed by it to be advisable or within the scope of its authority of discretion, except for acts or omissions involving willful misfeasance, bad faith, gross negligence or reckless disregard of the duties assumed by it under this Agreement.

7. Force Majeure. It is specifically agreed by the parties that if MIA is delayed in the performance of any of the services to be performed by it hereunder or prevented entirely or in part from performing such services due to causes or events beyond its control, then such delay or non-performance may either be excused and the reasonable time for performance thereby extended as necessary, or if such delay or non-performance continues for 30 days, then the Trust may cancel this Agreement immediately thereafter or at any time prior to the cessation of delay or resumption of performance by MIA; but MIA shall not otherwise be liable for and the Trust shall otherwise hold it harmless from any such delay or non-performance. “Causes or events beyond its control” shall include, without limitation, the following: Acts of God; interruption of power or other utility, transportation or communications services; malfunction of computer equipment; acts of civil or military authority; sabotage, national emergencies, war, explosion, flood, accident, earthquake, fire, or other catastrophe; strike or other labor problem; shortage of suitable parts, material, labor or transportation; or present or future law, governmental order, rule, regulation or official policy.

8. Limitation of Trust’s Liability. MIA acknowledges that it has received notice of and accepts the limitations upon the Trust’s liability set forth in its Declaration of Trust. MIA agrees that the Trust’s obligations hereunder in any case shall be limited to the Trust and to its assets and that MIA shall not seek satisfaction of any such obligation from the shareholders of the Trust nor from any Trustee, officer, employee or agent of the Trust.

9. Term of Agreement. Except as otherwise provided herein, this Agreement shall continue in effect until July 2011; and it shall continue in force thereafter (but subject to the termination provisions below), provided that it is specifically approved at least annually by the Trustees of the Trust or a majority vote of the outstanding securities of each series and class of the Trust’s shares with respect to which it is to continue in effect, and, in either case, by the vote of a majority of the Trustees who are not interested persons of the Trust, cast in person at a meeting called for that purpose.

10. Termination by Notice. Notwithstanding any provision herein, this Agreement may be terminated at any time without penalty, by the Trustees of the Trust or, with respect to any series or class of the Trust’s shares, by the vote of the majority of the outstanding voting securities of such series or class, or by MIA, upon thirty days’ written notice to the other party.

11. Termination upon Assignment. This Agreement may not be assigned by MIA and shall automatically terminate upon any such assignment; except that MIA may assign or transfer its interest herein to a wholly-owned subsidiary of MIA, or to another entity operated substantially under common control with MIA, provided MIA represents to the Trust that substantial continuity of management, personnel and services previously available to the Trust will be maintained following such assignment or transfer and that the Trustees of the Trust (including a majority of the Trustees who are not interested persons of the Trust) accept such representation. Nothing herein shall limit the right of MIA to obtain goods and services from other persons as described in Section 2 above.

12. Use of Terms. The terms “affiliated person,” “interested persons,” “assignment,” and “majority of the outstanding voting securities,” as used herein, shall have the same meanings as in the 1940 Act and any applicable regulations thereunder.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed on their behalf by their respective officers duly authorized as of the date set forth above.

MADISON MOSAIC EQUITY TRUST

By: (signature)
Katherine L. Frank, President

MADISON INVESTMENT ADVISORS, LLC

By: (signature)
Pamela M. Krill, General Counsel